EXHIBIT 5
November 18, 2005
Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO 80525
Ladies and Gentlemen:
     We are acting as counsel to Advanced Energy Industries, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to 100,000 shares of the Company’s common stock, par value $0.001 per share, all of which shares (the “Shares”) are to be sold by the Company pursuant to the Company’s 2003 Non-Employee Directors’ Stock Option Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company and amendments, as certified by the Secretary of State of the State of Delaware on August 12, 2005 and by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	Minutes of the Meeting of the Board of Directors of the Company dated January 31, 2005, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, (i) the authorization of the Registration Statement; and (ii) the adoption of a resolution approving the amendment to the Plan increasing the number of shares of common stock available for issuance under the Plan from 150,000 to 250,000.

5.	Minutes of the Annual Meeting of the Shareholders of the Company dated May 4, 2005, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, whereby the shareholders voted to approve an increase in the total number of shares of common stock available for issuance under the Plan from 150,000 to 250,000.

6.	A copy of the Plan.

7.	A form of Notice of Grant of Stock Options and Option Agreement.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and paid for as contemplated by the Plan, will be legally issued, fully paid and non-assessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,

HOGAN & HARTSON L.L.P.